Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report on Form 10-K and the Registration Statement on Form S-1 of our report dated March 25, 2011, except for Notes 1, 2, 6, 8, 10, 13 and 16, and the effects of the restatement discussed in Note 3, as to which the date is August 2, 2011 relating to the financial statements of China Shesays Medical Cosmetology Inc. for the years ended December 31, 2010 (consolidated) (restated) and 2009 (combined), which appears in the Annual Report to Shareholders, which is included in this Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in this Registration Statement on Form S-1.

1. Annual Report on Form 10-K (Registration No. 333-144888)

2. Registration Statement on Form S-1 (Registration No. 333-171574)

/s/ Baker Tilly Hong Kong Limited
     BAKER TILLY HONG KONG LIMITED
     Certified Public Accountants
     Hong Kong

Date: August 2, 2011